ACTION BY WRITTEN CONSENT
OF THE
MAJORITY SHAREHOLDERS
OF THE
QUAKER CORE EQUITY FUND
QUAKER CORE VALUE FUND
QUAKER SMALL-CAP GROWTH FUND
OF THE
QUAKER INVESTMENT TRUST
(A Massachusetts Business Trust)

A majority of the shareholders of the Quaker Core Equity Fund, the Quaker Core Value Fund and the Quaker Small-Cap Growth Fund (the “Funds”), each a series of Quaker Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), and in accordance with Article X, Section 8 of the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended to date, approved the liquidation and dissolution of the Funds by written consent without a meeting effective as of April 28, 2008.

The percentage of outstanding shares voted by the majority shareholders of each Fund is shown below:

Name of Fund	Percentage of Outstanding Class Voted
Quaker Core Equity Fund	59.28%

Name of Fund	Percentage of Outstanding Class Voted
Quaker Core Value Fund	75.02%

Name of Fund	Percentage of Outstanding Class Voted
Quaker Small-Cap Growth Fund	84.22%

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